UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Firstbank Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date filed:

FIRSTBANK CORPORATION

A REMINDER TO OUR SHAREHOLDERS

November 27, 2013

The Special Meeting of Shareholders of Firstbank Corporation is to be held on December 12, 2013. The notice and proxy materials relating to this meeting were previously mailed to you on about November 12, 2013.

As of the date of this letter, your proxy for this important meeting has not yet been received. Regardless of the number of shares you may own, it is important that these shares be represented.

Since the time remaining is short, we urge you to sign, date and mail the enclosed proxy card as soon as possible. A postage-paid return envelope is enclosed for your convenience. You may also be able to vote your shares by phone or internet by following the instructions on the enclosed proxy card. Voting by phone or internet will help to reduce expenses incurred by the company and is the quickest and easiest way to vote.

Should you have any questions regarding the proxy materials, please feel free to contact our proxy solicitor, Georgeson Inc., toll free at 1 (800) 868-1390.

Thank you, in advance, for your time and cooperation.

Sincerely,

Thomas R. Sullivan

President and Chief Executive Officer

Firstbank Corporation